Exhibit 99.1

BioLife Solutions Reports 2nd Quarter 2015 Results
Conference Call and Webcast at 4:30PM EDT Today

BOTHELL, WA— August 6, 2015 —BioLife Solutions, Inc. (NASDAQ: BLFS), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media and a related cloud hosted biologistics cold chain management app for smart shippers (“BioLife” or the “Company”), today reported financial results and operational highlights for the second quarter of 2015.

Q2 2015 Financial Highlights

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Proprietary products revenue was $1.4 million in the second quarter of 2015, an increase of 33% over the same period in 2014. Second quarter revenue growth was driven by increased sales of our CryoStor and HypoThermosol biopreservation media to the regenerative medicine segment. For the first six months of 2015, proprietary products revenue increased 32% as compared to last year.

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Gross margin in the second quarter of 2015 was 55%, compared to 45% in the second quarter of 2014. The improvement over 2014 reflects higher sales of our proprietary biopreservation media products and reduced low margin contract manufacturing revenue as compared to the second quarter of 2014.

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Consolidated net loss attributable to BioLife for the second quarter of 2015 was $1.0 million or $0.08/share, compared to a net loss of $0.9 million or $0.07/share in the second quarter of 2014. The increase in the loss is primarily the result of increased headcount and spending related to development and launch activities of our biologistex joint venture.

●	Cash used in operations during the second quarter was $1.2 million, resulting in a cash balance of $7 million at the end of the quarter.

Mike Rice, BioLife’s President & CEO, said, “The revenue growth in Q2 reflects our focus on executing our strategic plan to increase sales in the regenerative medicine market, which represents our most significant growth opportunity. Our CryoStor and HypoThermosol product lines experienced continued growth driven by increased adoption by clinical centers and companies conducting clinical studies of cellular immunotherapy candidates including CAR-T cells.”

Rice continued, “We also made significant progress this quarter toward the commercial launch of our biologistex cloud-based cold chain management service, with a family of GPS and cellular enabled smart shippers and our simple to use but extremely powerful subscription based logistics software. We are on track to begin deployment of the service during the third quarter. Our timing is well aligned with anticipated growth in the regenerative medicine market and we look forward to providing more value to our customers.”

Operational Highlights

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Adoption of the Company’s biopreservation media products in approximately 200 pre-clinical validation projects and clinical studies of new cellular immunotherapies and cell and tissue based regenerative medicine products.

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A large majority of the private and public cellular immunotherapy companies are BioLife customers. Several new public disclosures on the use of CryoStor and HypoThermosol were noted at the recent International Society for Cellular Therapy annual meeting, including customers GSK, HemaCare, MaSTherCell (for Imcyse) and Rooster Bio.

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We estimate that each customer clinical cellular therapy cellular candidate, if approved and manufactured at scale, could contribute $500,000 to $2,000,000 in annual revenue from sales of our proprietary biopreservation media products.

●	We are in final validation of our evo™ smart shipper and biologistex™ cloud hosted cold chain management app and are executing to support full commercialization.

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The evo smart shipping container was the silver award recipient at the recent Medical Design Excellence Awards competition for the category Medical Product Packaging, Graphic Instructions, and Labeling Systems.

●	Allowance of a new patent in Australia relating to effective bulk freezing of cell monolayers in multi-well plates for high throughput screening applications in drug discovery and toxicology.

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CryoStor, our serum, protein, and animal origin free GMP freeze media for cells and tissues, was cited in a new clinical article for a dendritic cell based vaccine. The article, published in the journal Oncotarget, can be viewed here: Phase I/II clinical trial of dendritic-cell based immunotherapy (DCVAC/PCa) combined with chemotherapy in patients with metastatic, castration-resistant prostate cancer.

2015 Expectations

Management has the following expectations for the second half of 2015:

●	Continued adoption and use of our proprietary biopreservation media products. We estimate 20% - 30% revenue growth for these products (excluding biologistex).

●	Full commercialization of our SaaS biologistex Cold Chain Management service with modest revenue from initial implementation of the service to customers in the third quarter of 2015.

●	Gross margin is expected to be in a range of 55% to 60%.

●	Increased sales and marketing expenses related to the rollout of the biologistex service.

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Ending the year with approximately $4 million in cash. The use of cash in 2015 includes substantial costs related to the development and marketing launch of our biologistex Cold Chain Management service. We anticipate that our current cash is sufficient to meet our needs for the foreseeable future and do not expect a need to raise operating capital in 2015 or 2016.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EDT this afternoon. To access the webcast, please log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID:  98461636. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife's Addressable Markets

Global Regenerative Medicine Market

The Alliance for Regenerative Medicine (ARM) recently released its Q2 and first half 2015 Data Report on funding activity in this market segment.  Globally, companies in the combined regenerative medicine and advanced therapies field raised more than $4.9 billion in the second quarter of 2015 and $7.6 billion in the first half of 2015, up 129% and 137%, respectively, compared to the same time periods last year. The report also includes additional information by technology focus area and financing type. In the European region this year, regenerative medicine and advanced therapies companies raised $1.5 billion in the first half of 2015, up 183% compared to the first half of 2014.  The report is available here: http://alliancerm.org/page/arm-quarterly-report.

Biopreservation Media

The Roots Analysis market research report titled Dendritic Cell and CAR-T Therapies, 2014 – 2024, published last November, estimates that the cellular immunotherapies market could grow to $4 billion by 2024. BioLife's addressable share of this market is attributed to the demand for biopreservation media and controlled temperature shipping containers.

Cold Chain Management Solutions

Pharmaceutical Commerce estimates that in 2014, $8.4 billion was spent on cold chain logistics of pharmaceuticals, with $5.6 billion for transportation and $2.8 billion for specialized packaging and instrumentation.  BioLife’s addressable market is comprised of the demand for small payload shipping containers and related temperature monitoring and location tracking devices.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and smart shipping containers connected to a cloud hosted cold chain management app to improve the quality of delivery logistics for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, and, projected financial results and liquidity. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

BioLife Solutions, Inc. Consolidated Statement of Operations (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Product Sales	$1,496,759	$1,211,900	$2,997,481	$3,276,930
Cost of product sales	678,111	665,580	1,296,210	1,828,221
Gross profit	818,648	545,320	1,701,271	1,448,709
Operating expenses
Research and development	301,334	192,778	623,499	360,065
Sales and marketing	642,490	270,616	1,142,745	512,016
General and administrative	1,030,701	969,799	2,251,406	1,833,542
Total operating expenses	1,974,525	1,433,193	4,017,650	2,705,623

Operating loss	(1,155,877)	(887,873)	(2,316,379)	(1,256,914)

Other income (expenses)
Interest income	5,482	4,517	13,719	4,517
Interest expense	––	––	––	(177,308)
Amortization of deferred financing costs	––	––	––	(13,022)
Total other income (expenses)	5,482	4,517	13,719	(185,813)

Net loss	(1,150,395)	(883,356)	(2,302,660)	(1,442,727)
Net loss attributable to non-controlling interest	156,016	––	276,799	––
Net Loss attributable to BioLife Solutions, Inc.	$(994,379)	$(883,356)	$(2,025,861)	$(1,442,727)

Basic and diluted net loss per common share	$(0.08)	$(0.07)	$(0.17)	$(0.16)

Basic and diluted weighted average common shares used to calculate net loss per common share	12,144,776	12,010,361	12,122,667	8,807,376

Selected Consolidated Balance Sheet Data	June 30,	December 31,
	2015	2014
Cash, cash equivalents and investments	$6,852,833	$9,938,394
Accounts receivable	809,387	901,623
Inventories	1,321,257	965,224
Total current assets	9,296,889	12,165,762
Total assets	13,870,187	16,072,918
Total current liabilities	1,160,156	1,261,776
Total liabilities	1,993,132	2,136,601
Total BioLife Solutions, Inc. shareholders' equity	10,021,514	13,936,317

Selected Consolidated Cash Flow Data	Six Months Ended June 30,
	2015	2014
Cash used in operating activities	$(2,534,961)	$(1,767,644)
Cash provided by (used in) investing activities	3,812,639	(6,163,223)
Cash provided by financing activities	79,969	13,676,822
Net increase in cash and equivalents	1,357,647	5,745,955